EXHIBIT 99.3

OFFICER RESIGNATION

To the Board of Directors of Poster Financial Group, Inc., a Nevada corporation (the “Company”):

I, Thomas Breitling, being the President, Secretary and Treasurer of the Company do hereby resign in such capacity effective as of upon the consummation of the Closing (as such term is defined in the Stock Purchase Agreement, by and among PB Gaming, Inc., a Nevada corporation, the Company, LSRI Holdings, Inc., a Delaware corporation and Landry’s Restaurants, Inc., a Delaware corporation, dated as of February 3, 2005 (the “Agreement”)).

I agree and acknowledge that I am undertaking this resignation of my own free will and volition and that I am not receiving nor am I entitled to any separate compensation or remuneration from the Company in exchange for this resignation. Furthermore, I understand that this resignation once tendered to the Company may not be revoked, rescinded or in any way terminated or limited by me or on my behalf, whether or not this resignation is accepted by the Company, and upon the consummation of the Closing, my employment agreement with the Company, entered into as of October 29, 2003 (the “Employment Agreement”) shall terminate and be of no further force; provided, however, that Section 22 of the Employment Agreement shall continue to survive. Notwithstanding the foregoing, (1) I am not waiving or foregoing any indemnification, expense advancement and reimbursement and Directors’ and Officers’ insurance coverage as a result of my resignation as President, Secretary and Treasurer of the Company which rights and coverage shall remain in full force and effect in accordance with their respective terms, (2) the Company shall remain liable to me for any unpaid salary and unreimbursed costs and expenses incurred by me in connection with my duties as President, Secretary and Treasurer of the Company prior to the Closing in accordance with Section 6 of the Employment Agreement; provided, however, that I shall remain liable to the Company for (i) any costs and expenses incurred by the Company on my behalf that are the subject of a pending expense report at the time of Closing (as such term is defined in the Agreement) and (ii) any costs and expenses paid for by the Company on my behalf relating to the period from and after September 21, 2005 and to the Closing, in each case that would not otherwise be reimbursable to me pursuant to Section 6 of the Employment Agreement and (3) Section 5.22 of the Agreement shall survive the Closing and remain in full force and effect in accordance with its terms. For the avoidance of doubt, the expense report submitted by me on September 22, 2005 to the Company in the approximate amount of $9,975.53 has been reviewed and approved by Steve Scheinthal of Landry’s Restaurants, Inc., and is not subject to further review or approval or potential reimbursement back to the Company or any of its subsidiaries.

Dated: 9/27/05

Very truly yours,
/s/ Tim Breitling